SCHEDULE 14A
                                  (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                      of the Securities Exchange Act of 1934


         Filed by the Registrant  [x]
         Filed by a Party other than the Registrant  [ ]

         Check the appropriate box:
         [ ]  Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
         [ ]  Definitive Proxy Statement
         [ ]  Definitive Additional Materials
         [X]  Soliciting Material Pursuant to Section 240.14a-11(c) or
              Section 240.14a-12


                          Coastal Physician Group, Inc.

                 (Name of Registrant as Specified In Its Charter)

                          Coastal Physician Group, Inc.

                    (Name of Person(s) Filing Proxy Statement)

         Payment of Filing Fee (Check the appropriate box):

         [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
              14a-6(i)(2) or item 22(a)(2) of Schedule 14A.
         [ ] $500 per each party to the controversy pursuant to Ex-change Act Rule 14a-6(i)(3).
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

              (1) Title of each class of securities to which transac-tion applies:

              (2) Aggregate number of securities to which transaction applies:

              (3) Per unit price or other underlying value of transac-tion computed pursuant to Exchange Act Rule 0-11:

              (4)  Proposed maximum aggregate value of transaction:

              (5)  Total fee paid:

         [X]  Fee paid previously with preliminary materials.





         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1)  Amount Previously Paid:

              (2)  Form, Schedule or Registration Statement No.:

              (3)  Filing Party:

              (4)  Date Filed:





                    [COASTAL PHYSICIAN GROUP, INC. LETTERHEAD]



         September 23, 1996



         Mike Solnik, M.D.
         7208 Valencia Drive
         Boca Raton, FL  33443


         Andrew Richman, M.D.
         3624 Princeton Place
         Boca Raton, FL  33496


         Dear Mike and Andy:

         As the annual meeting of the shareholders of Coastal Physician Group, Inc. is now only days away, I wanted to take this op-portunity to urge you to vote your shares in favor of manage-ment. As the enclosed materials indicate, a new team truly committed to maximizing value for all shareholders has been installed and progress is being made to turn Coastal around.
         We believe that it is in the best interest of all shareholders to permit the turnaround efforts to continue while simulta-neously exploring other strategic alternatives including the sale of the entire company and arranging for an equity invest-ment. The point of differentiation between management and the opposition really boils down to who is best able to operate the business while a sale or investment is being investigated.

         Each of you has known me and worked with me during both good and difficult times. I ask that you, once again, express your support and confidence by voting the WHITE proxy card in favor of management. Happy New Year to each of you and your fami-lies.


         Sincerely,



         Joseph G. Piemont
         President and Chief Executive Officer
         Coastal Physician Group, Inc.


         JGP/ba

         Enclosures





                    [COASTAL PHYSICIAN GROUP, INC. LETTERHEAD]



         September 24, 1996



         Perry Snyder
         2405 Velvet Ridge Drive
         Ownings Mill, MD 21117

         Edward Perl, M.D.
         2411 Velvet Ridge Drive
         Ownings Mill, MD 21117


         Dear Perry and Ed:

         As the annual meeting of the shareholders of Coastal Physician Group, Inc. is now only days away, I wanted to take this op-portunity to urge you to vote your shares in favor of manage-ment. As the enclosed materials indicate, a new team truly committed to maximizing value for all shareholders has been installed and progress is being made to turn Coastal around.
         We believe that it is in the best interest of all shareholders to permit the turnaround efforts to continue while simulta-neously exploring other strategic alternatives including the sale of the entire company and arranging for an equity invest-ment. The point of differentiation between management and the opposition really boils down to who is best able to operate the business while a sale or investment is being investigated.

         Each of you has known me and worked with me during both good and difficult times. I ask that you, once again, express your support and confidence by voting the WHITE proxy card in favor of management. Happy New Year to each of you and your fami-lies.


         Sincerely,



         Joseph G. Piemont
         President and Chief Executive Officer
         Coastal Physician Group, Inc.


         JGP/ba

         Enclosures





         [LOGO]    [INSTITUTIONAL
                    SHAREHOLDER
                    SERVICESsm LETTERHEAD]

         Proxy Analysis:                               COASTAL PHYSICIAN
                                                             GROUP, INC.


         DR (NYSE)

         Proxy Contest:  September 27, 1996

         Record Date:  August 21, 1996

         Security ID:                                190465104 (CUSIP)
                                                     19046510 (CUSIP)
                                                     190495101 (CUSIP)


                                  MEETING AGENDA

         Item   Code      Management Proposals   Mgt. Rec.    ISS REC
                              (WHITE Card)

           1    M0201     Elect Directors           For        FOR
           2    M0330     Approve Continued         For        FOR
                          Implementation of the
                          Comprehensive Business
                          Plan
                          Shareholder Proposal
           3    S0205     Establish Other Board   Against    AGAINST
                          Committee
                          Management Proposal
           4    M0101     Ratify Auditors           For        FOR
         Item   Code      Dissident Proposals    Dis. Rec.  ISS Rec.
                          (BLUE Card)
           1    M0225     Elect Directors           For     WITHHOLD
                          (Opposition Slate)
                          Shareholder Proposal
           2    0205      Establish Other Board     For      AGAINST
                          Management Proposals
           3    M0330     Approve Continued       Against      FOR
                          Implementation of the
                          Comprehensive Business
                          Plan
           4    M0101     Ratify Auditors           For        FOR

         * If you plan to follow ISS's recommendation, vote management's WHITE proxy card and discard the BLUE proxy card provided by the dissident.





                                FINANCIAL SUMMARY

         INCOME STATEMENT SUMMARY ($ in millions except per share data)

                                  1993       1994       1995     ACG*

         Operating Revenue      $640.70     $748.64   $810.39    12.5%

         Net Income               24.30       20.67    -46.90     NMF

         EPS (Primary)             1.27        0.92     -1.98     NMF

         Dividends per share       0.00        0.00      0.00     NMF

         Calendar year-end       $39.75      $27.38     $6.50**
           stock price

         Dividends paid since:  NA

         * Annual Compound Growth
         ** Current Price

         Fiscal Year Ended: December 31
         Source:  Company Annual Report


         PERFORMANCE SUMMARY

                                             1-Year    3-Year   5-Year

         Total shareholder returns, company  -71.4%    -83.1%   -74.0%

         Total shareholder returns, index      9.1%     32.0%    85.3%

         Total shareholder returns, peer
           group                              -2.7%     20.1%    20.1%


         Source:  Bloomberg Business News


         BUSINESS:  Health care services


         ACCOUNTANTS:  KPMG Peat Marwick LLP





                            CORPORATE GOVERNANCE PROFILE


         GOVERNANCE PROVISIONS

         Supermajority (67%) shareholder vote required to amend certain charter provisions

         Blank check preferred stock (Charter)

         Poison pill with sunset provision greater than two years
         (Adopted:  Jan. 20, 1995)

         Classified board (Charter)



         GOVERNANCE MILESTONES

         None


         SEVERANCE AGREEMENTS

         Executive severance agreements triggered by voluntary or involun-tary termination of employment following a change in control

         Change-in-control provisions in executive stock option or other compensation plans


         STATE STATUTES:  Delaware

         Labor contract provision

         Three-year freezeout provision





                                 DIRECTOR PROFILES


             Name               Classification Term    Director    No
                                               Ends      Since   Stock

         NOMINEES

         Norman H. Chenven        Outsider     1999      1995      X

         Robert V. Hatcher, Jr.   Outsider     1999      1991

         Joseph G. Piemont         Insider     1999      1996


         CONTINUING DIRECTORS

         Stephen D. Corman         Insider     1997      1991

         John A. Hemingway1        Insider     1997      1982

         John P. Mahoney2        Affiliated    1998      1994
                                  Outsider

         Steven M. Scott3          Insider     1998      1977

         Jacque J. Sokolov4        Insider     1998      1994

         Bertram E. Walls5       Affiliated    1997      1991
                                  Outsider


         DISSIDENT NOMINEES

         Mitchell W. Berger           NA         NA       NA       X

         Henry J. Murphy             NA          NA       NA       X


         Classified board:  Yes               CEO as chairman:  No

         Current nominees:  3                 Retired CEO on board:  No





                            COMPOSITION OF COMMITTEES

            Audit      Status   Compensation  Status  Nominating     Status

         Norman H.        0      Norman H.      0    Norman H.           0
         Chenven                 Chenven             Chenven

         Robert V.        0      Robert V.      0    John P. Mahoney     A
         Hatcher, Jr.            Hatcher, Jr.

                                                     Jacque J. Sokolov   I

                                                     Bertram W. Walls    A


         Committee Name Assigned by Company:

         Audit:  Audit Committee
         Compensation:  Compensation Committee
         Nominating:  Nominating Committee





                                 OWNERSHIP INFORMATION

         Beneficial Ownership    Type of      Votes  Authorized     Shares
                                  Shares       per     Shares     Outstanding
                                              Share

         Officers &    33.22%    Common stock 1.00   100,000,000  23,862,147
         Directors

         Institutions  23.51%

         Steven Scott  29.95%


         Sources:  Proxy Statement, CDA Investment Technologies

         Note: As of June 30, 1996, all officers and directors as a group beneficially owned 33.22 percent of the company's voting stock. Included in this amount is Dr. Steven Scott's benefi-cial ownership of 29.95 percent.

         In compiling this report, ISS held a meeting with Steven Scott, former CEO of Coastal Physicians, Mitchell Berger and Henry Murphy, Dr. Scott's nominees to the board, and Dr. Sherman Pod-olsky, former senior vice president of a Coastal subsidiary.
         We also held a telephone conference call with Joseph Piemont, CEO of Coastal, Robert Borchert, senior vice president of Coastal, and Dennis Simon, senior managing director of Business Turnaround Services at Price Waterhouse.

         Background

         Coastal was founded in 1977 by Dr. Scott to assist hospitals in staffing their emergency departments with contract physicians. The company expanded its services to include obstetrics, gyne-cology, pediatrics, and anesthesiology, as well as physician business management services. The company also owns two health maintenance organizations and one prepaid health services plan. According to Dr. Scott, the company attempted to diversify away from its contract physician services in 1994 and 1995 by ag-gressively focusing on its managed care business through acqui-sitions and expansion.

         While the diversification was intended to enhance the value of the company, analysts believe the expansion proceeded too rap-idly without the proper integration of the various companies.
         In addition to the rapid expansion, the company became involved in a fee dispute with Humana, Inc., in 1995. Dr. Scott in-formed ISS that Humana was beginning to lose market share in 1995, and Humana began reducing benefits to its providers in an effort to cut its losses. At the time, Coastal was one of Humana's largest providers. The internal problems and the Hu-mana dispute were clearly recognized by the public market, as Coastal's stock price dropped from a high of $40.25 on Feb. 1,





         1994, to a low of $4.25 on July 29, 1997.  In May 1996, Dr.
         Scott was placed on involuntary sabbatical leave from his posi-tion of CEO by the board, and Joseph Piemont was appointed CEO.

         Proxy Contest

         On July 9, 1996, Dr. Scott announced his intention to solicit proxies from Coastal shareholders in order to elect two dis-sident director nominees to run along with one of management's three nominees. In addition to the nomination, Dr. Scott an-nounced his intention to seek shareholder approval of a resolu-tion requesting that a new committee of four independent direc-tors be formed to evaluate ways of maximizing shareholder value at Coastal, including the possible sale of the entire Company. Calling the current management "weak and ineffective," Dr. Scott believes their proposed turnaround plan is draining shareholder value and is headed in the wrong direction.

         Dr. Scott has indicated that he believes the company's core business of providing emergency room staffing and services has been weakening, in part due to a declining number of emergency department visits. In an extensive report written that Dr. Scott provided to ISS, he states, "The future of emergency de-partment visits has now become worrisome, and I believe the future value of physician emergency medicine companies is in doubt." To support his conclusion, Dr. Scott cites a report by the American Medical Association which indicates that the num-ber of emergency department visits declined approximately 1.4 percent in calendar year 1994. The report also indicates that while the decline is not significant, it is the first recorded decline since records have been kept. Further, the AMA report indicated that the percentage of nonpaying patients vs. paying patients has continued to shift toward the nonpaying category. Dr. Scott believes that trend will continue, severely impacting physician companies and physician income. He also cites re-ports from the American Hospital Association and various con-sulting companies that indicate an excess capacity of hospitals and beds, which may cause approximately 20 percent of U.S. hos-pitals to close within the next three to five years.

         While management has undertaken a strategy of selling its non-core businesses and moving toward improving operations in its core businesses, Dr. Scott believes that Coastal cannot and should not focus its efforts on rebuilding the emergency medi-cine business. His belief is that the company should seek a buyer for the entire company rather than strategically sell the noncore businesses. He has also indicated that Coastal should not move toward an operational approach to enhance shareholder value unless a buyer for the entire company cannot be found. According to Dr. Scott, "Going back to the emergency room busi-ness is a mistake," and he does not believe the company can remain viable long enough for management to sell its noncore assets and "operate out" of the financial trouble it is in.
         Dr. Scott emphasized that "the company is wounded, and the





         sooner we sell for a fair price the better for all sharehold-ers."

         Management acknowledges that the company is wounded, but be-lieves the best strategy is to implement the board's "Compre-hensive Business Plan while the company actively pursues all strategic alternatives." Management's business plan includes efforts to: a) sell the entire company to a strategic or fi-nancial buyer, or accept a substantial equity infusion from one or more investors; b) refocus the company's efforts back to its core business of hospital-based contract services and billing businesses; or c) divest its clinical operations and other non-strategic assets and use the funds to pay down Coastal's debt. Servicing the debt obligations is imperative to the company, which disclosed on June 4, 1996, that it had six months to raise about $40 million to service its existing loan and credit line. Coastal needed the credit line to ensure its operations through the second half of 1996.

         While Dr. Scott believes management should step back and seek a buyer for the entire company, Mr. Piemont has indicated that "the reality is that the banks are expecting repayment and our operations can't generate those payments. Therefore, the asset sales are needed. The world can't stand still waiting for a buyer. . . .  We have to deal with the realities of the credit situation in a way that maximizes value." Management has tar-geted eight or nine nonstrategic businesses that could be sold, and it intends to fortify its core business while implementing the sale of those businesses. The improvements to the existing businesses are expected to be achieved through technological advantages, contract advantages, and market dominance. Mr. Piemont notes that the improvements could "never hurt" in a sale of those businesses in the future, as the company would get a better margin on the sale after the strategy is imple-mented.

         Management recently acted on its plan to shed some of its non-core assets with the sale of six Maryland physician practices to an affiliate of Helix Health Inc., for $17 million. The company also announced that it was close to selling other busi-nesses to help repay the outstanding debt service. Dr. Scott believes that the sale indicates that the company is not pursu-ing a sale of the entire company and that by selling off the company's assets, management is jeopardizing any possible sale of the entire company. Further, he believes management's plan will take too much time and will not maximize shareholder value.

         As Coastal's largest shareholder, Dr. Scott has questioned management's commitment to the company's shareholders. He cites the lack of share ownership among the officers and direc-tors of the company other than Dr. Jacque Sokolov, chairman of the board. According to Coastal's 1996 proxy statement, Mr.
         Piemont, an officer since 1993, beneficially owns 11,110 shares





         of common stock (less than one percent of outstanding shares). However, all of those shares are subject to presently exercis-able stock options. Robert Hatcher, a director since 1991, beneficially owns 16,887 shares, but 18,687 shares are subject to either outstanding stock options or shares reserved for is-suance under the company's deferred compensation plan. Dr. John Mahoney, CEO of Healthplan Southeast, Inc., a subsidiary of Coastal and an officer since 1994, beneficially owns 4,247 shares of common stock, all of which are reserved for issuance under the deferred compensation plan. Dr. Scott contends that if the officers and directors of the company are confident in their turnaround strategy for the company, they should have been buying Coastal common stock to align their interests with those of shareholders. Management contends that its compensa-tion plans are designed to align the interests of officers with those of shareholders by paying significant portions of incen-tive compensation in stock options.

         Management has criticized Dr. Scott's efforts in this proxy contest as a desperate effort to regain control of Coastal. If Dr. Scott is successful in his attempt to gain two board seats, theoretically he will have the support of five of the nine mem-bers of Coastal's board. While categorically denying that he is seeking to be reinstated as Coastal's CEO, Dr. Scott is the company's largest shareholder, and he notes that he is seeking to maximize the value of Coastal stock as a director and share-holder. Additionally, he has indicated in his proxy statement that he will not accept the position of CEO even if it is of-fered to him. However, he believes there are four or five com-panies that may be interested in buying Coastal in its en-tirety, and by causing the board to examine the sale of the entire company, his nominees and supporters might be able to arrange for the sale of Coastal. The first step in such a transaction would be to hire an investment banker, something Coastal has been without since Morgan Stanley opted not to con-tinue as Coastal's banker in August 1996. Dr. Scott believes Coastal's inability to retain an investment banker since Morgan Stanley's departure is an indication of its unwillingness to explore the sale of the entire Company. According to Mr. Borchert, "Morgan Stanley decided they didn't want to be in the process. . . .  Their recommendation was that the pieces are worth more than the whole."

         Dr. Scott also believes that the "piecemeal" sale of assets will jeopardize the company's use of its net operating loss carryforward and a possible pooling of interests transaction if the company is sold in its entirety in the future. Mr. Piemont indicated that Coastal has been advised that the net operating loss carryforward and a possible pooling of interests transac-tion will not be adversely affected by the strategic sale of assets.

         The proxy contest presents shareholders of Coastal with a dif-ficult decision. While Dr. Scott believes management at





         Coastal is "ineffective and weak" and that the Company as a whole should not be sold, no buyers come forward to purchase the entire company. Shareholders should also note that the se-nior management is made up of the same officers that were at Coastal while Dr. Scott was running the company, and the senior management has retained Price Waterhouse to assist them in the turnaround process at the company. While Dr. Scott has criti-cized the contract with Price Waterhouse, he sought to retain the accountant while he was the CEO. Management's debt burden is also a critical factor in the contest, as Coastal has an impending payment due within months and no operating profits to service the debt. Numerous underperforming assets are also causing a drain on the company's working capital. Management has stated that its comprehensive business plan will "actively pursue all strategic alternatives" for Coastal, including exam-ining the sale of the entire company. Although Dr. Scott be-lieves management is not actively pursuing the sale of the en-tire company, management states that its strategy includes that alternative.

         We believe management's approach to the problems at Coastal is in shareholders' best interests. Although we question the de-lay in hiring an investment banker, we believe the strategic plan set forth by management is necessary to maintain Coastal as a viable entity given the company's financial situation. While Dr. Scott has criticized management, it was under his leadership as CEO that the company's stock dropped from $42.00 per share to $14.25 before his departure. Since then, the company's dire financial position, coupled with the proxy con-test, have pushed Coastal's stock price to approximately $5.88 as of Sept. 19, 1996. While we would prefer to see an invest-ment banker hired in a timely manner to assist the company in its pursuit of all possible alternatives for the company, we believe the sale of assets is necessary to service the impend-ing debt payment, and the fortification of the company's core assets will benefit the company in the long run if those assets can be sold in the future. Because management is open to the possibility of a sale of the entire company, we believe that its strategy for operating Coastal under its current situation will help the company avoid default on its debt obligations and enhance the position of Coastal for a possible sale of the com-pany in the future. Thus, we recommend that shareholders vote in favor of management's nominees to the board.

         Management Proposals (WHITE Card)

    [ ]  Item 1:  Elect Directors

         Coastal classifies its nine directors into three director classes. This proposal seeks election of three directors for three-year terms expiring in 1999. Mr. Piemont and Norman Chenven are new director nominees.





         The full board comprises five insiders, two affiliated outsid-ers, and two independent outsiders. The Nominating Committee comprises one insider, two affiliated outsiders, and one inde-pendent outsider. ISS prefers that all key board committees include only independent outsiders.

         Mr. Chenven, a new nominee, owns no company stock. In our opinion, directors can best serve shareholder interests by be-coming shareholders themselves.

         We recommend a vote FOR the directors.

    [ ] Item 2: Approve Continued Implementation of the Comprehensive Business Plan

         This proposal seeks shareholder approval of the implementation of management's comprehensive business plan, as described in the discussion of the proxy contest above. As we have sup-ported management in the proxy contest, we believe the compre-hensive business plan is in shareholders' best interests.

         We recommend a vote FOR Item 2.

         Shareholder Proposal

    [ ]  Item 3  Establish Other Board Committee

         This shareholder proposal, submitted by Dr. Scott, requests that the board establish a committee of four independent direc-tors, including Dr. Scott's two nominees if elected, which would consider additional or alternative means of maximizing shareholder value. As we have supported management's nominees for election to the board of directors, and because we believe the comprehensive business plan implemented by management is in shareholders' best interests, we do not support Dr. Scott's proposal to establish an additional board committee to evaluate other strategic alternatives for Coastal.

         We recommend a vote AGAINST Item 3.

         Management Proposal

    [ ]  Item 4:  Ratify Auditors

         The Board recommends that KPMG Peat Marwick LLP be approved as the company's independent accounting firm for the coming year. Note that the auditors' report contained in the annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in ac-cordance with generally accepted accounting principles.

         We recommend a vote FOR the auditors.





         Dissident Meeting Agenda (BLUE Card)

    [ ]  Item 1:  Elect Directors (Opposition Slate)

         ISS has supported management's nominees to the board (see above), and we recommend shareholders WITHHOLD votes from Dr. Scott's nominees to the board.

         Shareholder Proposal

    [ ]  Item 2:  Establish Other Board Committee

         See Item 3 above.

         We recommend a vote AGAINST Item 2.

         Management Proposals

    [ ] Item 3: Approve Continued Implementation of the Comprehensive Business Plan

         See Item 2 above.

         We recommend a vote FOR Item 3.

    [ ]  Item 4:  Ratify Auditors

         The board recommends that KPMG Peat Marwick LLP be approved as the company's independent accounting firm for the coming year. Note that the auditor's report contained in the annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in ac-cordance with generally accepted accounting principles.

         We recommend a vote FOR the auditors.





                           ____________________________

                          Coastal Physician Group, Inc.
                              2828 Croasdaile Drive
                                  P.O. Box 15309
                          Durham, North Carolina  27704
                                  (919) 383-0355


         Company Solicitor:  Mackenzie Partners, Inc. (212) 929-5500

         Shareholder Proposal Deadline:  April 8, 1997

         This proxy analysis has not been submitted to, or received ap-proval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no war-ranty, express or implied, regarding the accuracy, complete-ness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.


         Endnotes

         1.   Mr. Hemingway is an executive officer of the company.
         Source:  Coastal Physician Group, Inc., 1996 Proxy Statement,
         p. 15.
         2. Mr. Mahoney is a former executive officer of a subsidiary of the company. Source: Coastal Physician Group, Inc., 1996 Proxy Statement, p. 10.
         3.   Mr. Scott is an executive officer of the company.  Source:
         Coastal Physician Group, Inc., 1996 Proxy Statement, p. 15.
         4.   Mr. Sokolov is an executive officer of the Company.
         Source:  Coastal Physician Group, Inc., 1996 Proxy Statement,
         p. 15.
         5. Mr. Walls is a former executive officer of a subsidiary of the company. Source: Coastal Physician Group, Inc., 1996 Proxy Statement, p. 10.